Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: Shane_OConnor@UniFirst.com

October 17, 2018
CONTACT: Shane O’Connor, Senior Vice President & CFO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2018

Wilmington, MA (October 17, 2018) -- UniFirst Corporation (NYSE: UNF) today announced results for its fourth quarter and full year ended August 25, 2018. Revenues for the quarter were $434.1 million, up 7.6% from $403.6 million in the comparable prior year period and full year revenues were $1.696 billion, up 6.6% from $1.591 billion in fiscal 2017.

Operating income for the quarter was $41.4 million compared to an operating loss of $10.4 million in the fourth quarter of fiscal 2017. The Company’s operating income in the fourth quarter of fiscal 2018 was reduced by a one-time cash bonus to its employees of approximately $7.2 million to share in the benefits received from the recent U.S. tax reform. This bonus was approved in the fourth quarter of fiscal 2018 and was recorded to selling and administrative expenses. In addition, the prior year period operating income included a $55.8 million impairment charge related to the Company's Customer Relationship Management (CRM) systems project. Excluding the effect of the one-time bonus to employees and the impairment charge, adjusted operating income in the fourth quarter of fiscal 2018 was $48.6 million, an increase of 7.0%, when compared to the adjusted operating income in the prior year period of $45.4 million. See the table below for a reconciliation to the adjusted results.

Net income in the quarter was $35.0 million ($1.81 per diluted share), compared to a net loss of $4.9 million ($(0.24) per diluted share) in the fourth quarter of fiscal 2017. Net income for the full year was $163.9 million ($8.21 per diluted share) compared to $70.2 million ($3.44 per diluted share) in the prior year. Excluding the effect of the one-time bonus and impairment charge discussed above, the Company’s adjusted net income for the fourth quarter of fiscal 2018 would have been $39.9 million ($2.06 per diluted share) compared to $29.2 million ($1.44 per diluted share) in the fourth quarter of fiscal 2017. See the table below for a reconciliation to the adjusted results.

The Company's adjusted net income in the quarter benefited from a lower tax rate in 2018 of 20.2% compared to 39.3% in the prior year period primarily due to the positive impact of the recent U.S. tax reform as well as other discrete adjustments mostly related to tax credits the Company recognized in the quarter. In addition, the Company's adjusted diluted earnings per share further benefited from the previously announced $146.0 million repurchase of common shares in March 2018.

Steven Sintros, UniFirst President and Chief Executive Officer, said, “We’re pleased with our fourth quarter and year-end financial results for fiscal 2018. Accordingly, I’d like to take this opportunity to thank our thousands of employee Team Partners across North America, Central America and Europe for their combined efforts that helped us achieve these results. We were also happy to have the opportunity, as a result of the recent U.S. tax reform, to provide a one-time bonus to our valued employees. I, along with our executive team, felt it was important to share this tax benefit with our staff based on the integral roles they play in our ongoing success.”

Core Laundry revenues in the quarter were $391.8 million, up 7.4% from the fourth quarter of the prior year. Organic revenue growth, which excludes the estimated effect of acquisitions as well as fluctuations in the Canadian dollar, was 6.6%. The Core Laundry operating margin improved to 10.0% from (3.8)% in the fourth quarter of the prior year. Excluding the effect of the one-time bonus to employees in the fourth quarter of fiscal 2018 and the impairment charge in the fourth quarter of fiscal 2017, adjusted operating margin in the quarter increased to 11.8% from the prior year quarter's adjusted operating margin of 11.5%. This increase was primarily the result of lower healthcare claims and worker's compensation expense compared to the prior year quarter. These benefits were partially offset by higher payroll and energy costs as well as higher depreciation and merchandise amortization as a percentage of revenues in the fourth quarter of fiscal 2018.

Revenues from our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $29.0 million in the quarter, an increase of 20.7% compared to the same period a year ago. The segment's top-line continues to benefit from increased outage and project-based activity at the segment’s Canadian and European nuclear customers, as well as solid growth from its cleanroom division. Specialty Garments' operating income in the fourth quarter of fiscal 2018 decreased to $1.2 million from $1.6 million in last year’s fourth quarter primarily due to higher production costs as a percentage of revenues. This segment’s results can vary significantly due to seasonality and the timing of reactor outages and projects.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. At the end of the Company's fourth quarter of fiscal 2018, cash, cash equivalents and short-term investments totaled $270.5 million, a decrease of $79.2 million from the end of fiscal 2017 due primarily to the $146.0 million share repurchase, discussed above, as well as $42.7 million spent on the acquisition of businesses.

Outlook

Mr. Sintros continued, “At this time, we expect our fiscal 2019 revenues to be between $1.765 billion and $1.785 billion and full year diluted earnings per share to be between $6.65 and $7.05. Our guidance for fiscal 2019 includes one extra week of operations compared to fiscal 2018 due to the timing of our fiscal calendar. As we look toward fiscal 2019, our guidance reflects the continued investments in our people, processes and technology which will help us achieve our primary objective of being recognized as the top service provider in our industry."

Net income and earnings per share comparisons in fiscal 2019 will be significantly influenced by the impact of the tax reform transition in fiscal 2018, with next year's effective tax rate assumed to be approximately 26.0% compared to 12.5% in fiscal 2018. In addition, the Company's guidance for fiscal 2019 assumes an operating margin of 9.7% at the midpoint. The assumed decline in operating margin is primarily attributable to anticipated headwinds from payroll and payroll-related costs, merchandise, energy and depreciation expenses as a percentage of revenues.

Conference Call Information

UniFirst will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with more than 250 service locations, over 300,000 customer locations, and 14,000-plus employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, the performance and success of our Chief Executive Officer, uncertainties caused by adverse economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to maintain and grow Arrow Uniform’s customer base and enhance its operating margins, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the impact of the recently passed U.S. tax reform on our business, results of operations and financial condition, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, including the impact of the Affordable Care Act, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our Specialty Garments business, instability in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new customer relationship management (CRM) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 26, 2017 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which they are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended August 25, 2018	Thirteen weeks ended August 26, 2017	Fifty-two weeks ended August 25, 2018	Fifty-two weeks ended August 26, 2017

Revenues	$434,063	$403,589	$1,696,489	$1,590,958

Operating expenses:
Cost of revenues (1)	270,528	249,720	1,056,724	993,589
Selling and administrative expenses (1)	96,219	85,023	360,727	342,407
Impairment charge	—	55,800	—	55,800
Depreciation and amortization	25,890	23,437	96,662	88,879
Total operating expenses	392,637	413,980	1,514,113	1,480,675

Operating income (loss)	41,426	(10,391)	182,376	110,283

Other (income) expense:
Interest income, net	(1,648)	(1,539)	(5,543)	(4,269)
Other expense (income), net	221	(1,175)	673	(571)
Total other income, net	(1,427)	(2,714)	(4,870)	(4,840)

Income (loss) before income taxes	42,853	(7,677)	187,246	115,123
Provision (benefit) for income taxes	7,901	(2,781)	23,351	44,927

Net income (loss)	$34,952	$(4,896)	$163,895	$70,196

Income (loss) per share – Basic:
Common Stock	$1.90	$(0.25)	$8.66	$3.63
Class B Common Stock	$1.52	$(0.20)	$6.91	$2.91

Income (loss) per share – Diluted:
Common Stock	$1.81	$(0.24)	$8.21	$3.44

Income (loss) allocated to – Basic:
Common Stock	$29,312	$(3,908)	$133,802	$55,903
Class B Common Stock	$5,640	$(978)	$30,093	$13,915

Income (loss) allocated to – Diluted:
Common Stock	$34,952	$(4,886)	$163,895	$69,837

Weighted average number of shares outstanding – Basic:
Common Stock	15,429	15,402	15,454	15,382
Class B Common Stock	3,711	4,818	4,357	4,786

Weighted average number of shares outstanding – Diluted:
Common Stock	19,335	20,220	19,963	20,276

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	August 25, 2018	August 26, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$270,512	$349,752
Receivables, net	200,797	187,174
Inventories	90,176	79,068
Rental merchandise in service	174,392	151,340
Prepaid taxes	27,024	29,968
Prepaid expenses and other current assets	21,899	16,924

Total current assets	784,800	814,226

Property, plant and equipment, net	559,576	525,115
Goodwill	397,422	376,110
Customer contracts and other intangible assets, net	70,904	71,744
Deferred income taxes	425	394
Other assets	30,259	31,539

	$1,843,386	$1,819,128

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$73,500	$64,691
Accrued liabilities	124,225	112,236
Accrued taxes	736	921

Total current liabilities	198,461	177,848

Long-term liabilities:
Accrued liabilities	105,888	106,736
Accrued and deferred income taxes	74,070	81,352

Total long-term liabilities	179,958	188,088

Shareholders’ equity:
Common Stock	1,543	1,545
Class B Common Stock	371	482
Capital surplus	82,973	86,245
Retained earnings	1,405,239	1,386,438
Accumulated other comprehensive loss	(25,159)	(21,518)

Total shareholders’ equity	1,464,967	1,453,192

	$1,843,386	$1,819,128

UniFirst Corporation and Subsidiaries
Detail of Operating Results
(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended August 25, 2018	Thirteen weeks ended August 26, 2017	Dollar Change	Percent Change

Core Laundry Operations	$391,826	$364,827	$26,999	7.4%
Specialty Garments	28,981	24,020	4,961	20.7%
First Aid	13,256	14,742	(1,486)	(10.1)%
Consolidated total	$434,063	$403,589	$30,474	7.6%

(In thousands, except percentages)	Fifty-two weeks ended August 25, 2018	Fifty-two weeks ended August 26, 2017	Dollar Change	Percent Change

Core Laundry Operations	$1,523,648	$1,442,149	$81,499	5.7%
Specialty Garments	118,477	98,024	20,453	20.9%
First Aid	54,364	50,785	3,579	7.0%
Consolidated total	$1,696,489	$1,590,958	$105,531	6.6%

Operating Income (Loss)

(In thousands, except percentages)	Thirteen weeks ended August 25, 2018	Thirteen weeks ended August 26, 2017	Dollar Change	Percent Change

Core Laundry Operations	$39,173	$(13,887)	$53,060	N/A
Specialty Garments	1,204	1,591	(387)	(24.3)%
First Aid	1,049	1,905	(856)	(44.9)%
Consolidated total	$41,426	$(10,391)	$51,817	N/A

(In thousands, except percentages)	Fifty-two weeks ended August 25, 2018	Fifty-two weeks ended August 26, 2017	Dollar Change	Percent Change

Core Laundry Operations	$163,588	$96,307	$67,281	69.9%
Specialty Garments	14,070	9,018	5,052	56.0%
First Aid	4,718	4,958	(240)	(4.8)%
Consolidated total	$182,376	$110,283	$72,093	65.4%

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Fifty-two weeks ended August 25, 2018	Fifty-two weeks ended August 26, 2017
Cash flows from operating activities:
Net income	$163,895	$70,196
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	83,376	76,073
Amortization of intangible assets	13,286	12,806
Amortization of deferred financing costs	112	112
Gain on sale of assets	(232)	(567)
Share-based compensation	4,638	12,462
Accretion on environmental contingencies	692	600
Accretion on asset retirement obligations	935	853
Impairment charge	—	55,800
Deferred income taxes	(7,861)	955
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(12,420)	(22,232)
Inventories	(11,051)	1,865
Rental merchandise in service	(21,572)	(5,384)
Prepaid expenses and other current assets and Other assets	(5,643)	12,903
Accounts payable	4,573	9,594
Accrued liabilities	12,233	11,728
Prepaid and accrued income taxes	5,112	(19,490)
Net cash provided by operating activities	230,073	218,274

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(42,665)	(125,457)
Capital expenditures	(112,747)	(108,554)
Proceeds from sale of assets	1,777	876
Other	(263)	98
Net cash used in investing activities	(153,898)	(233,037)

Cash flows from financing activities:
Proceeds from exercise of share-based awards, including excess tax benefits in fiscal 2017	461	3,102
Taxes withheld and paid related to net share settlement of equity awards	(3,180)	(2,386)
Repurchase of Common Stock	(146,011)	—
Payment of cash dividends	(4,218)	(2,898)
Net cash used in financing activities	(152,948)	(2,182)

Effect of exchange rate changes	(2,467)	2,902

Net decrease in cash, cash equivalents and short-term investments	(79,240)	(14,043)
Cash, cash equivalents and short-term investments at beginning of period	349,752	363,795

Cash, cash equivalents and short-term investments at end of period	$270,512	$349,752

UniFirst Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the Company’s results of operations for the periods presented. The Company believes these non-GAAP results provide useful supplemental information regarding the Company’s performance to both management and investors by excluding certain non-recurring amounts that impact the comparability of the results. Supplemental reconciliations of consolidated operating income, net income and earnings per diluted share on a GAAP basis to adjusted operating income, net income and earnings per diluted share on a non-GAAP basis are presented in the following tables. In addition, Core Laundry Operations operating income and operating margin on a GAAP basis to adjusted operating income and adjusted operating margin on a non-GAAP basis are presented in the following tables. Investors are encouraged to review the reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided below.

	Thirteen weeks ended August 25, 2018
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$434,063	$41,426	$34,952	$1.81	$391,826	$39,173	10.0%
One-time bonus	—	7,171	4,972	0.25	—	7,171	1.8%
As adjusted	$434,063	$48,597	$39,924	$2.06	$391,826	$46,344	11.8%

	Thirteen weeks ended August 26, 2017
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating (Loss) Income	Net (Loss) Income	Diluted EPS	Revenue	Operating (Loss) Income	Operating Margin
As reported	$403,589	$(10,391)	$(4,896)	$(0.24)	$364,827	$(13,887)	(3.8)%
Impairment charge	—	55,800	34,144	1.68	—	55,800	15.3%
As adjusted	$403,589	$45,409	$29,248	$1.44	$364,827	$41,913	11.5%

	Fifty-two weeks ended August 25, 2018
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$1,696,489	$182,376	$163,895	$8.21	$1,523,648	$163,588	10.7%
Effect of tax reform (a)	—	—	(20,138)	(1.01)	—	—	—%
One-time bonus	—	7,171	4,972	0.25	—	7,171	0.5%
As adjusted	$1,696,489	$189,547	$148,729	$7.45	$1,523,648	$170,759	11.2%

(a) The effect of tax reform, as presented, represents a one-time revaluation of our U.S. net deferred tax liabilities as well as a charge related to a one-time transition tax the Company will be subject to for the deemed repatriation of our foreign earnings. This does not include the benefit associated with the lower U.S. federal corporate income tax rates as of January 1, 2018. Our presentation of the effect of tax reform in our non-GAAP reconciliations of net income and diluted earnings per share for the thirty-nine weeks ended May 26, 2018 contained in our press release dated June 28, 2018 included all of the net benefits associated with lower U.S. federal corporate income tax rates.  The presentation of the effect of tax reform in our non-GAAP reconciliations of net income and diluted earnings per share for the fifty-two weeks ended August 25, 2018 includes only the impact from the revaluation of deferred tax balances and the one-time transition tax.

	Fifty-two weeks ended August 26, 2017
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$1,590,958	$110,283	$70,196	$3.44	$1,442,149	$96,307	6.7%
Accelerated stock compensation expense (b)	—	5,398	3,341	0.16	—	5,398	0.4%
Impairment charge	—	55,800	34,144	1.68	—	55,800	3.9%
As adjusted	$1,590,958	$171,481	$107,681	$5.28	$1,442,149	$157,505	10.9%

(b) The accelerated stock compensation expense represents $5.4 million of expense we incurred as a result of the accelerated vesting of certain restricted shares that had been previously granted to our former Chief Executive Officer, Ronald Croatti, upon his passing in fiscal 2017.